Exhibit 6.33

MEMBMERSHIP INTEREST SALE AND PURCHASE AGREEMENT

(Priel Maman)

This Membership Interest Sale and Purchase Agreement (this “Agreement”) is made by and between Priel Maman (the “Seller”), Level Brands, Inc. (the “Buyer”), and Beauty and Pin Ups, LLC, a North Carolina limited liability company (the “Company”), as of April 26, 2017. The Seller and the Buyer are also referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           The Seller owns 12% of the Membership Interest (“Subject Interest”) of the Company under the Company’s Operating Agreement dated as of April 13, 2015 by and among the Buyer and Seller (the “Operating Agreement”).

B.           The Seller desires to sell the Subject Interest to the Buyer on the terms set forth below.

C.           The Buyer has agreed to buy the Subject Interest in exchange for 155,294 shares of the Buyer’s Common Stock, and the Parties desire to set forth the terms and conditions governing the purchase and sale of the Subject Interest.

AGREEMENT

For and in consideration of the premises, the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Agreement to Sell and Purchase the Subject Interest.

a.
Purchase and Sale. In consideration of, and in express reliance upon, the representations and warranties of the Seller and the Buyer in this Agreement, the Seller hereby agrees to irrevocably transfer and convey the Subject Interest to the Buyer, and the Buyer hereby agrees to pay an aggregate purchase price for the Subject Interest equal to One Hundred Fifty-Five Thousand Two Hundred and Ninety Four (155,294) shares of the Buyer’s Common Stock.

b.
Closing. The closing (the “Closing”) of the purchase and sale of the Subject Interest under this Agreement shall occur simultaneously with the execution of this Agreement by the Parties.

2.
Representations and Warranties of Seller. The Seller represents and warrants to the Buyer that the Seller is the lawful and beneficial owner of the Subject Interest and has good, valid and marketable title to the Subject Interest free and clear of all mortgages, liens, pledges, security interests, charges, claims and other encumbrances and defects of title of any nature whatsoever, except for applicable restrictions under U.S. securities laws. The Seller is authorized to enter into this Agreement and perform Seller’s obligations hereunder, and no consent of any person is necessary in order for the Seller to sell, assign and transfer the Subject Interest to the Buyer.

3.
Representations and Warranties of Buyer. The Buyer represents and warrants to the Seller that no person has any right or other claim against the Buyer for any commission, fee or other compensation as a finder or broker in connection with the transaction contemplated by this Agreement. The Buyer is authorized to enter into this Agreement and perform Buyer’s obligations hereunder, and no consent of any person is necessary in order for the Buyer to purchase the Subject Interest.

4.
Waiver, Release and Non Disparagement.

a.
Waiver and Release by Seller. For valuable consideration from the Buyer, on behalf of himself, his spouse, beneficiaries, heirs, administrators, executors, successors, assigns, agents and representatives (collectively referred to as the “Releasors”), the Seller hereby releases and forever discharges the Company and the Buyer, their subsidiaries, affiliated and related entities, and their past, present, or future directors, administrators, officers, employees, agents, attorneys, representatives and assigns (collectively referred to as the “Releasees”) of and from any and all claims, actions, causes of action, charges, demands, costs, attorneys’ fees, losses and any other damages of every kind, nature and description whatsoever, whenever they arose, which the Seller has ever had or now may have against the Company or the Buyer as of the date of this Agreement, including, but not limited to, all claims that the Seller has, may have or may have had arising from interactions the Seller may have had with the Company or the Buyer , any claims for discrimination, harassment or retaliation, including any and all claims related to workers’ compensation claims and/or retaliation based thereupon, any claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, failure to hire, negligent supervision, negligent hiring/training, defamation, libel, slander, intrusion or invasion of privacy, any and all other claims arising out of or relating in any way to the Seller’s consulting arrangement with, and separation from, the Company and the Buyer, whether under tort or contract, whether at law or in equity, or whether under statute or otherwise, and all remedies of any type, including, but not limited to, damages and injunctive relief. It is the Parties’ intent to release all claims which can be legally released, but no more than that. The Seller understands, acknowledges and voluntarily agrees that this Agreement is a total and complete release by him/her of any and all claims which he has against the Company, the Buyer and the Releasees as of the effective date of this Agreement, both known or unknown, even though there may be facts or consequences of facts which are unknown to him/her. The Seller further waives and consents to all provisions set forth in the Operating Agreement to the extent necessary to effectuate the provisions hereof.

b.
No Waiver of Future Claims. Subject to the terms above, the Parties agree that this Agreement does not constitute a waiver of any rights or claims that may arise after the date hereof, including but not limited to any claims related to or arising out of this Agreement.

c.
Nondisparagement. Each Party hereby agrees that they will not disparage, denigrate or otherwise communicate in a manner intended to have an adverse effect or result on, the other Party, their family, affiliates, directors, officers, stockholders, employees or agents, and not to interfere with any known and existing contracts involving the other party which could negatively impact such business relationship.

5.
Miscellaneous.

a.
The Company hereby consents to the transfer of the Subject Interest under the terms of Article V of the Operating Agreement.

b.
This Agreement contains all of the promises, agreements, conditions, terms, understandings, warranties and representations of the Parties with respect to the transactions and business relationships contemplated thereby and herein, and there are no other promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth in this Agreement. This Agreement supersedes all prior agreements and understandings among the Parties with respect to its subject matter.

c.
This Agreement and all amendments, modifications, authorizations or supplements to this Agreement and the rights, duties, obligations and liabilities of the Parties under such document will be determined in accordance with the applicable provisions of the laws of the State of North Carolina, without reference to its doctrines or principles of conflicts of laws.

d.
The Parties shall execute and deliver or cause to be executed and delivered such further instruments and take such other action as any other Party may require to more effectively carry out the transfer of the Subject Interest and the consummation of the matters contemplated by this Agreement

e.
This Agreement will be binding upon and inure to the benefit of the Parties, their personal and legal representatives, guardians, successors and assigns.

f.
Neither Party may assign this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other Party.

g.
This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts when taken together shall constitute but one and the same instrument.

h.
This agreement must be executed in conjunction with the Consulting Agreement Amendment.

In Witness Whereof, the Parties have executed and delivered this Agreement as of the dates set forth above.

Seller:

/s/ Priel Maman
Priel Maman

Buyer:

Level Brands, Inc.

/s/ Mark Elliott
Mark Elliott, CFO

Company:

Beauty and Pin Ups, LLC, by its Manager,
Level Brands, Inc.

/s/ Mark Elliott
Mark Elliott, CFO

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